Exhibit 10.1
November 20, 2013

Skilled Healthcare Group, Inc.
Skilled Healthcare, LLC
27442 Portola Parkway, Suite 200
Foothill Ranch, CA 92610
Attn: Board of Directors and Corporate Secretary

RE: Retirement Notice

Ladies and Gentlemen:

I hereby deliver to Skilled Healthcare Group, Inc. and Skilled Healthcare, LLC (collectively, “Skilled Healthcare”) this notice of my retirement, effective as of November 20, 2013, from my positions as Chief Executive Officer and as an officer of Skilled Healthcare, and I hereby consent and agree as set forth below with respect to my employment relationship with Skilled Healthcare and any applicable subsidiary thereof effective as of November 20, 2013. This notice shall constitute an amendment to the Employment Agreement, dated December 27, 2005, between me and Skilled Healthcare (the “Employment Agreement”).

1.    Position. Following November 20, 2013, I will continue as a non-officer employee of Skilled Healthcare through December 31, 2013. Effective as of the end of the day on December 31, 2013, I hereby retire from any employment relationship that I may have with Skilled Healthcare and its subsidiaries and affiliates at that time.

2.    Salary, Benefits and Bonus. As compensation for my employment by Skilled Healthcare from November 20, 2013 through December 31, 2013, my salary and health and welfare benefits will continue through that date as they are currently in effect, with my salary continuing to be paid in accordance with the company’s standard payroll practices, less all applicable withholdings. I will still be eligible to receive a bonus for 2013, consistent with the terms of my 2013 bonus plan in effect prior to my retirement, to the extent that the relevant criteria are satisfied.

3.    Equity Awards. The Company and I acknowledge that all outstanding Company compensatory equity awards shall remain outstanding and eligible vest in accordance with their terms.

4.    Severance. I agree that Section 4(b) of the Employment Agreement is hereby deleted in its entirety, and as a result the severance and other provisions of that Section 4(b) will no longer be applicable.

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5.    No Termination Without Cause. I agree that this notice does not constitute notice of a termination of my employment by Skilled Healthcare “without Cause” (as defined in the Employment Agreement).

I further agree that neither the foregoing nor any action taken by Skilled Healthcare in connection therewith (including without limitation the appointment of a new Chief Executive Officer of Skilled Healthcare) will constitute a termination of my employment without Cause for purposes of my Employment Agreement or any other agreement between me and Skilled Healthcare.

Sincerely,

/s/ Boyd W. Hendrickson

Boyd W. Hendrickson

Acknowledged and Agreed:

SKILLED HEALTHCARE GROUP, INC.

_/s/ Roland G. Rapp____________________________
Name: Roland G. Rapp
Title: General Counsel, Chief Administrative Officer and Secretary

SKILLED HEALTHCARE, LLC

__/s/ Roland G. Rapp___________________________
Name: Roland G. Rapp
Title: Chief Administrative Officer and Secretary